Exhibit 99.1

@coherent	PRESS RELEASE
Editorial Contact:	For Release:
Leen Simonet	IMMEDIATE
(408) 764-4161	April 29, 2010
No. 1247

Coherent, Inc. Reports Strong Quarterly Results, including Record Bookings and Backlog

SANTA CLARA, CA, April 29, 2010 — Coherent, Inc. (NASDAQ, COHR), a world leader in providing photonics based solutions to the commercial and scientific research markets, today announced financial results for its second fiscal quarter ended April 3, 2010.

FINANCIAL HIGHLIGHTS

	Three Months Ended			Six Months Ended
	April 3,	January 2,	April 4,	April 3,	April 4,
	2010	2010	2009	2010	2009
GAAP Results
(in millions except per share data)
Bookings	$164.5	$158.4	$93.8	$322.9	$197.2
Net sales	$149.2	$122.8	$105.4	$272.0	$229.8
Net income (loss)	$8.5	$4.2	$(9.1)	$12.7	$(23.8)
Diluted EPS	$0.34	$0.17	$(0.38)	$0.51	$(0.98)

Non-GAAP Results
(in millions except per share data)
Net income (loss)	$11.3	$5.1	$0.3	$16.4	$9.0
Diluted EPS	$0.45	$0.21	$0.01	$0.66	$0.37

SECOND FISCAL QUARTER DETAILS

For the second fiscal quarter ended April 3, 2010, Coherent announced net sales of $149.2 million and net income, on a U.S. generally accepted accounting principles (GAAP) basis, of $8.5 million ($0.34 per diluted share). These results compare to net sales of $105.4 million and net loss of $9.1 million, or $0.38 per share, for the second quarter of fiscal 2009. Non-GAAP net income for the second quarter of fiscal 2010 was $11.3 million or $0.45 per diluted share and non-GAAP net income for the second quarter of fiscal 2009 was $0.3 million, or $0.01 per diluted share. Please see the reconciliation of GAAP to non-GAAP results included at the end of our release.

Net sales for the first quarter of fiscal 2010 were $122.8 million and net income, on a GAAP basis, was $4.2 million ($0.17 per diluted share). Non-GAAP net income for the first quarter of fiscal 2010 was $5.1 million or $0.21 per diluted share.

Bookings received during the three months ended April 3, 2010 of $164.5 million increased 75.3% from $93.8 million in the same prior year period and increased by 3.9% compared to bookings of $158.4 million in the immediately preceding quarter. The book-to-bill ratio was 1.1, resulting in backlog of $217.2 million at April 3, 2010 compared to a backlog of $202.8 million at January 2, 2010 and a backlog of $145.9 million at April 4, 2009.

As of April 3, 2010, year-to-date sales were $272.0 million and net profit was $12.7 million ($0.51 per diluted share) on a GAAP basis compared to the prior year period sales of $229.8 million and a net loss on a GAAP basis of $23.8 million ($0.98 per share). Bookings received for the six month period ended April 3, 2010 were $322.9 million, compared to $197.2 million in bookings received during the same period a year ago.

Coherent ended the quarter with cash and short term investments of $265.1 million, an increase of $24.5 million from cash and short term investments of $240.6 million at January 2, 2010.

“There were a number of noteworthy achievements within the markets we serve.  We experienced additional design wins and significant orders for OLED production.  There is continuing improvement in the materials processing space for marking applications that support consumer products.  And we are seeing signs that elective laser-based medical procedures are recovering,  thereby driving demand for a number of products in our portfolio,” said John Ambroseo, Coherent’s President and Chief Executive Officer. “Our second quarter results reinforce two very important points: the value of our R&D focus to secure design wins, especially during the recent downturn, and the inherent leverage in our new operating model.  These factors were directly responsible for record bookings, record backlog and a significant step up in earnings.  The combination of our backlog and sustained demand in our commercial markets enables us to increase our full fiscal year outlook for net sales to $590-600 million, which is a 35-38% increase over fiscal 2009,” Ambroseo added.

CONFERENCE CALL REMINDER

The Company will host a conference call today to discuss its financial results at 1:30 P.M. Pacific (4:30 P.M. Eastern). A listen-only broadcast of the conference call can be accessed on the Company’s website at either http://www.coherent.com/Investors/ or http://www.earnings.com. For those who are not available to listen to the live broadcast, the call will be archived for approximately three months on both web sites. A transcript of management’s prepared remarks can be found at http://www.coherent.com/Investors/.

Summarized statement of operations information is as follows (unaudited, in thousands except per share data):

	Three Months Ended			Six Months Ended
	April 3,	January 2,	April 4,	April 3,	April 4,
	2010	2010	2009	2010	2009

Net sales	$149,157	$122,815	$105,422	$271,972	$229,810
Cost of sales (A) (B) (E)	83,544	71,783	65,815	155,327	139,814
Gross profit	65,613	51,032	39,607	116,645	89,996
Operating expenses:
Research & development (A) (B) (E)	19,488	15,410	15,610	34,898	30,388
Selling, general & administrative (A) (B) (C) (E)	31,164	27,979	27,962	59,143	51,590
Impairment of goodwill(D)	—	—	—	—	19,286
Intangibles amortization	1,956	1,961	1,894	3,917	3,837
Total operating expenses	52,608	45,350	45,466	97,958	105,101
Income (loss) from operations	13,005	5,682	(5,859)	18,687	(15,105)
Other income (expense), net(E)	1,492	792	(1,600)	2,284	(5,830)
Income (loss) before income taxes	14,497	6,474	(7,459)	20,971	(20,935)
Provision for income taxes(F)	6,017	2,295	1,671	8,312	2,874
Net income (loss)	$8,480	$4,179	$(9,130)	$12,659	$(23,809)

Net income (loss) per share:
Basic	$0.34	$0.17	$(0.38)	$0.51	$(0.98)
Diluted	$0.34	$0.17	$(0.38)	$0.51	$(0.98)

Shares used in computation:
Basic	24,704	24,469	24,258	24,587	24,202
Diluted	24,996	24,678	24,258	24,837	24,202

(A)  Stock-related compensation expense included in operating results is summarized below (all footnote amounts are unaudited, in thousands):

	Three Months Ended			Six Months Ended
Stock-related compensation	April 3,	January 2,	April 4,	April 3,	April 4,
expense	2010	2010	2009	2010	2009
Cost of sales	$256	$219	$177	$475	$461
Research & development	280	273	239	553	434
Selling, general & administrative	1,514	1,670	2,009	3,184	3,220
Impact on income (loss) from operations	$2,050	$2,162	$2,425	$4,212	$4,115

For the quarters ended April 3, 2010, January 2, 2010 and April 4, 2009, the impact on net income (loss), net of tax was $1,873 ($0.07 per diluted share), $1,519 ($0.06 per diluted share) and $1,972 ($0.08 per share), respectively. For the six months ended April 3, 2010 and April 4, 2009, the impact on net income (loss), net of tax was $3,392 ($0.13 per diluted share) and $3,125 ($0.13 per share), respectively.

(B)  Restructuring costs included in operating results are summarized below:

	Three Months Ended			Six Months Ended
	April 3,	January 2,	April 4,	April 3,	April 4,
Restructuring costs	2010	2010	2009	2010	2009
Cost of sales	$707	$309	$3,153	$1,016	$6,175
Research & development	168	409	824	577	1,290
Selling, general & administrative	685	518	1,023	1,203	1,641
Impact on income (loss) from operations	$1,560	$1,236	$5,000	$2,796	$9,106

For the quarters ended April 3, 2010, January 2, 2010 and April 4, 2009, the impact on net income (loss), net of tax was $978 ($0.04 per diluted share), $813 ($0.03 per diluted share) and $4,463 ($0.18 per share), respectively. For the six months ended April 3, 2010 and April 4, 2009, the impact on net income (loss), net of tax was $1,791 ($0.07 per diluted share) and $7,076 ($0.29 per share), respectively.

(C)  The quarter ended January 2, 2010 includes a $2,185 ($1,438 net of tax ($0.06 per diluted share)) net receipt from the settlement of litigation resulting from our internal stock option investigation. The quarter ended April 4, 2009 includes $398 ($356 net of tax ($0.01 per share)) of costs related to litigation resulting from our internal stock option investigation. The six months ended April 3, 2010 includes $2,185 ($1,438 net of tax ($0.06 per diluted share)) net receipt from the settlement of litigation resulting from our internal stock option investigation. The six months ended April 4, 2009 includes $840 ($625 net of tax ($0.03 per share)) of costs related to litigation resulting from our internal stock option investigation.

(D)  The six months ended April 4, 2009 include a $19,286 ($0.80 per diluted share) non-cash charge for the impairment of all of the goodwill of our Commercial Lasers and Components segment.

(E)  Changes in deferred compensation plan liabilities are included in cost of sales and operating expenses while gains and losses on deferred compensation plan assets are included in other income (expense) net. Deferred compensation expense (benefit) included in operating results is summarized below:

	Three Months Ended			Six Months Ended
Deferred compensation	April 3,	January 2,	April 4,	April 3,	April 4,
expense (benefit)	2010	2010	2009	2010	2009
Cost of sales	$4	$32	$(54)	$36	$(228)
Research & development	30	132	(96)	162	(1,084)
Selling, general & administrative	204	1,114	(1,001)	1,318	(6,785)
Impact on income (loss) from operations	$238	$1,278	$(1,151)	$1,516	$(8,097)

For the quarters ended April 3, 2010, January 2, 2010 and April 4, 2009, the impact on other income (expense) net from gains or losses on deferred compensation plan assets was income of $97, income of $1,063 and expense of $1,222, respectively. For the six months ended April 3, 2010 and April 4, 2009, the impact on other income (expense) net was income of $1,160 and expense of $8,020, respectively.

(F)  The quarter and six-months ended April 4, 2009 includes a tax charge of $2,666 ($0.11 per share) resulting from a recently enacted change in state tax law.

Summarized balance sheet information is as follows (unaudited, in thousands):

	April 3, 2010	October 3, 2009
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$265,109	$243,635
Accounts receivable, net	84,598	74,235
Inventories	99,144	97,767
Prepaid expenses and other assets	72,143	67,133
Total current assets	520,994	482,770
Property and equipment, net	94,972	98,792
Other assets	172,863	172,042
Total assets	$788,829	$753,604

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term obligations	$20	$9
Accounts payable	29,382	21,639
Other current liabilities	87,131	64,694
Total current liabilities	116,533	86,342
Other long-term liabilities	88,064	91,691
Total stockholders’ equity	584,232	575,571
Total liabilities and stockholders’ equity	$788,829	$753,604

Reconciliation of GAAP to Non-GAAP net income (unaudited, in thousands, net of tax):

	Three Months Ended			Six Months Ended
	April 3, 2010	January 2, 2010	April 4, 2009	April 3, 2010	April 4, 2009
GAAP net income (loss)	$8,480	$4,179	$(9,130)	$12,659	$(23,809)
Stock option investigation and litigation expense (benefit)	—	(1,438)	356	(1,438)	625
Stock-related compensation expense	1,873	1,519	1,972	3,392	3,125
Impairment of goodwill	—	—	—	—	19,286
Restructuring costs	978	813	4,463	1,791	7,076
One-time tax expense	—	—	2,666	—	2,666
Non-GAAP net income	$11,331	$5,073	$327	$16,404	$8,969

Non-GAAP net income per diluted share	$0.45	$0.21	$0.01	$0.66	$0.37

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements, as defined under the Federal securities laws. These forward-looking statements include the statements in this press release that relate to fiscal 2010 annual net sales guidance, continuing improvement in the materials processing space, and the recovery of elective laser-based medical procedures. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.  Factors that could cause actual results to differ materially include risks and uncertainties, including, but not limited to, risks associated with a general market recovery, our successful implementation of our customer design wins, quarterly and annual fluctuations in our net sales and operating results, our and our customers’ exposure to risks associated with worldwide economic slowdowns, the ability of our customers to forecast their own end markets, our ability to increase our sales volumes, our ability to accurately forecast future periods, the impact that our operations and potential acquisitions will have on net sales, customer acceptance and adoption of our new product offerings and continued purchases of our existing products and services, our ability to timely ship our products and our customers’ ability to accept such shipments, our ability to have our customers qualify our product offerings, and other risks identified in the Company’s SEC filings.  Readers are encouraged to refer to the risk disclosures described in the Company’s reports on Forms 10-K, 10-Q and 8-K, as applicable and as filed from time-to-time by the Company.  Actual results, events and performance may differ materially from those presented herein.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company undertakes no obligation to update these forward-looking statements as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Founded in 1966, Coherent, Inc. is a world leader in providing photonics based solutions to the commercial and scientific research markets and part of the Russell 2000. Please direct any questions to Leen Simonet, Chief Financial Officer at 408-764-4161. For more information about Coherent, visit the Company’s Web site at http://www.coherent.com/ for product and financial updates.

5100 Patrick Henry Dr. . P. O. Box 54980, Santa Clara, California 95056—0980 . Telephone (408) 764-4000